Loan Agreement

This Loan Agreement (this “Loan Agreement”), dated as of September 27, 2018, is entered into between Windtree Therapeutics, Inc., a Delaware corporation with its principal offices at 2600 Kelly Rd., Suite 100, Warrington, PA 18976 (“Borrower”), and LPH Investments Ltd., a Cayman Islands company organized and existing under the laws of Cayman Islands with its principal offices at 1/F, Building 20E, Phase 3, Hong Kong Science Park, Shatin, Hong Kong (“Lender”).

RECITALS

WHEREAS, Lender is the owner of a majority in interest of Borrower’s issued and outstanding shares of common stock (the “Common Stock”);

WHEREAS, Borrower is in immediate need of capital to support its continuing operations; and

WHEREAS, Lender has agreed to advance funds to Borrower on the terms provided in this Loan Agreement to allow Borrower sufficient time to pursue a potential strategic transaction intended to allow Borrower to diversify its product offerings and secure the additional capital that it requires to advance the AEROSURF® development program and support its continuing operations (the “Strategic Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

"Loan" means the loan made by Lender to Borrower in the amount of Five Hundred Thousand Dollars ($500,000), which amount is payable in U.S. dollars in cash on or before September 25, 2018.

“Encumbrance” has the meaning set forth in Section 2.5.

"Maturity Date" means the earlier of (i) the closing date (the “Closing Date”) of the Strategic Transaction, provided that in connection with the Strategic Transaction, Borrower shall secure additional cash resources in a minimum amount of Thirty Million Dollars ($30,000,000) and (ii) March 31, 2019.

“Strategic Transaction” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

TERM LOAN

2.1     Agreement to Make Loan. On the terms and subject to the conditions of this Loan Agreement, Lender agrees to fund the Loan to Borrower Five Hundred Thousand Dollars ($500,000) on or before September 25, 2018. The proceeds of the Loan shall be paid by wire transfer to an account designated in writing by Borrower.

2.2     Payment Terms. The entire unpaid principal balance of the Loan, together with accrued interest thereon, shall be due and payable on the Maturity Date.

2.3     Interest Rate. The Loan shall bear interest on the outstanding principal amount of the Loan at a rate per annum equal to six percent (6%) (“the Contracted Interest Rate”). If Borrower fails to repay the principal amount of the Loan on the due date, Lender shall charge Borrower interest at a rate equal to the lower of 30% above the Contracted Interest Rate (referred to as the “Defaulted Interest Rate”) or the maximum interest rate permitted by law on overdue sums from and including the due date to the actual payment date. If Borrower fails to repay the accrued interest and default interest on the due date, the Defaulted Interest Rate shall be calculated monthly on the interest payment date.

2.4     Prepayment. Borrower may, at its option, prepay the Loan, in whole or in part, prior to the Maturity Date. Each prepayment shall include interest on the amount prepaid to the date of prepayment.

2.5     Negative Pledge. Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, create, suffer to exist, or permit to subsist, any mortgage, pledge, lien, charge, privilege, priority, encumbrance or other security interest of any kind or nature whatsoever and howsoever arising (referred to as the “Encumbrance”) upon all or any part of its present or future undertakings, assets, or revenues, except for the following (“Permitted Encumbrances”):

(a) any such Encumbrance created in the ordinary course of Borrower’s development activities and business transactions, including without limitation,

(i) with respect to accounts maintained in the ordinary course and held at financial institutions to secure standard fees for services charged by such institutions, including liens of a collection bank arising in the ordinary course;

(ii) obligations in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly-acquired equipment, including for the acquisition, installation, qualification and validation of such equipment;

(iii) liens in favor of landlords under real property leases granted by Borrower, and letter of credit deposits related thereto;

(iv) liens related to workers’ compensation, unemployment insurance and other social security legislation;

(v) liens arising under leases, licenses or subleases granted to others not interfering in any material respect with the business of Borrower;

(vi) and liens on advances in favor of a vendor providing goods or services; and

(vii) the security interest in favor or Panacea Venture Management Company Ltd. pursuant to that certain Secured Convertible Promissory Note dated July 2, 2018;

(b) any Encumbrance in favor of Lender;

(c) statutory liens created by operation of law and Encumbrances arising in connection with outstanding contractual obligations; and;

(d) liens for taxes, assessments or governmental charges or levies.

2.6     Representations and Warranties. Borrower represents and warrants to Lender that:

(a) No Encumbrance. All of Borrower’s assets are free and clear of any Encumbrance as of the date hereof except for Permitted Encumbrances;

(b) Ownership of Properties. Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(c) Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of Borrower, threatened, at law, in equity, in arbitration or before any governmental authority, by or against Borrower or against any of its properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Loan Agreement or any other loan agreement or any of the transactions contemplated hereby.

2.7     Security Interest. Borrower grants to Lender a continuing lien and security interest in substantially all of Borrower’s assets to secure its obligations hereunder and all such obligations shall be deemed to be “Secured Obligations” as described in that certain Security Agreement by and between Borrower and Lender dated March 1, 2018 (the “Security Agreement”), and such security interest shall be subject to and governed by the terms of the Security Agreement.

ARTICLE III

DEFAULTS AND REMEDIES

3.1      Events of Default. Any one or more of the following events shall constitute an event of default hereunder (an "Event of Default"):

a)     Borrower fails to make any required payment required on the Loan within five (5) days after Borrower's receipt of written notice of default from Lender;

b)     Borrower breaches any representation, warranty, covenant or pledge made by Borrower in this Loan Agreement or otherwise in connection with the Loan;

c)     if, pursuant to the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Borrower shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

d)     if a court enters an order or decree under any Bankruptcy Law that (i) is for relief against Borrower in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Borrower or substantially all of Borrower's properties, or (iii) orders the liquidation of Borrower.

3.2      Remedies. Upon the occurrence of an Event of Default, Lender, at its option, may take one or more of the following remedial steps:

a)     Upon notice to Borrower, the entire principal amount of the Loan shall become immediately due and payable, without presentment, demand for payment, protest, notice of nonpayment or protest, notice of dishonor or any other notice or demand, all of which are hereby expressly waived; and

b)     Take any action at law or in equity to collect from Borrower the payments then due and thereafter to become due under the Loan or to enforce performance and observance of any obligation or agreement of Borrower under the Loan.

c)     Resort to any remedy available to Lender under the Security Agreement.

3.3     No Remedy Exclusive. No remedy of Lender is intended to be exclusive of any other available remedy, but each such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or by applicable law. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof.

ARTICLE IV

MISCELLANEOUS

4.1     Notice. Any notice to a party to this Agreement shall be in writing and sent to the respective addresses set forth in the introductory paragraph of this Agreement (or such other address as a party shall designate in writing) by certified mail, return receipt requested, or by nationally recognized overnight courier. All notices shall be effective upon the earlier of (a) three days after being sent or (b) receipt.

4.2     Successors and Assigns. This Loan Agreement contains the entire agreement of the parties with respect to its subject matter and may not be amended except by a written instrument signed by the party to be charged with such amendment. This Loan Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties, except that Borrower shall not have the right to assign its rights or obligations hereunder.

4.3     Judicial Proceedings. This Loan Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. All claims or actions arising from this Loan Agreement shall be litigated in the federal courts for the Southern District of New York or the state courts located in the county of New York. Borrower and Lender hereby irrevocably submit to the jurisdiction of such courts and waive any claim that any action brought in such a court has been brought in an inconvenient forum

4.4     Captions. The section headings of this Loan Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

4.5     Severability. If any provision of this Loan Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision.

4.6     Waiver of Jury Trial. BORROWER AND LENDER HEREBY WAIVE ALL RIGHTS TO DEMAND A JURY TRIAL FOR ANY ACTIONS ARISING FROM THIS LOAN AGREEMENT.

In Witness Whereof, the parties hereto have caused this Loan Agreement to be executed by their duly authorized officers as of the date first written above.

WINDTREE THERAPEUTICS, INC.	LPH INVESTMENTS LTD.

By: /s/ Craig Fraser	By: /s/ Benjamin Li
Name: Craig Fraser	Name: Benjamin Li, Ph.D.
Title: President and Chief Executive Officer	Title: Chief Executive Officer

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